EXHIBIT 35.1

ANNUAL MASTER SERVICER’S CERTIFICATE

WELLS FARGO DEALER FLOORPLAN MASTER NOTE TRUST

March 24, 2017

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), as the master servicer (the “Master Servicer”), pursuant to the Second Amended and Restated Servicing Agreement dated as of July 11, 2014 (as may be further amended and supplemented from time to time, the “Agreement”), between Wells Fargo and Wells Fargo Dealer Floorplan Master Note Trust (“Trust”), does hereby certify that:

1.       Wells Fargo performed duties as Master Servicer from 12:01 a.m. (New York time) on March 1, 2016 to December 31, 2016.

2.       A review of the activities of Master Servicer during the fiscal year ended December 31, 2016 (the “reporting period”), and of its performance under the Agreement, has been made under my supervision.

3.       To the best of my knowledge, based on such review, Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

/s/ Susanne Miller
Name:	Susanne Miller
Title:	Senior Vice President